EXHIBIT 2 TO SCHEDULE 13D AMENDMENT


             The following sales were made in over-the-county transactions on the Nasdaq National Market:



                                        Number of
            Reporting Person             Shares         Price        Date

    John L. Keeley, Jr.                     6,000       .0625      10/9/97
                                           18,000       .0313      10/10/97


    Barbara G. Keeley                       1,000       .1250      10/6/97

    John L. Keeley, Jr. Foundation          2,200       .1250      10/6/97

    Keeley Investment Corp.                 1,500       .1250      10/6/97
                                           12,500       .0625      10/9/97

    Kamco Limited Partnership No. 1        15,000       .1354      10/2/97
                                            2,200       .1250      10/6/97